Exhibit 99.1

Cascade Microtech Reports Fourth Quarter and 2013 Results

Record Annual Revenue of $120.0 Million

Record Quarterly Revenue of $34.0 Million

Record Quarterly Bookings of $38.9 Million

BEAVERTON, Ore. — (MARKETWIRE) — February 5, 2014 — Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the fourth quarter and year ended December 31, 2013.

Financial summary

Results for the year ended December 31, 2013 were as follows:

•	Total revenue of $120.0 million, compared to $113.0 million for 2012.

-	Systems revenue of $79.2 million, an increase of $4.8 million, or 6.5%, over 2012.

-	Probes revenue of $40.8 million, an increase of $2.2 million, or 5.7%, over 2012.

-	2013 set new revenue records for both of our segments and includes $5.0 million in annual revenue related to current year acquisitions.

•	Gross margin of 45.6%, up from 44.2% in 2012.

-	2013 cost of sales includes acquisition-related expenses of $0.5 million, or 0.4% of revenue, with no comparable expenses for 2012.

•	Income from operations of $7.3 million, a decrease of $0.2 million, or 3.0%, from 2012.

-	2013 operating expense includes acquisition-related and restructuring expenses of $1.1 million with no comparable expenses for 2012.

-	2013 includes depreciation, amortization and stock-based compensation expenses of $6.8 million, compared to $6.1 million for 2012.

•	Net income of $13.4 million, or $0.89 per diluted share, compared to $6.1 million, or $0.42 per diluted share, for 2012.

-	2013 includes a net tax benefit of $6.3 million, or $0.42 per diluted share, related primarily to the release of valuation allowance on deferred tax assets, compared to a net tax expense of $0.7 million, or $0.05 per diluted share, for 2012.

•	Adjusted EBITDAS of $15.8 million compared to $13.6 million for 2012.

•	Annual book-to-bill ratio of 1.02 to 1.

Results for the quarter ended December 31, 2013 were as follows:

•	Total revenue of $34.0 million, compared to $28.2 million for Q3 2013 and $30.4 million for Q4 2012.

-	Systems revenue of $24.2 million, an increase of $6.7 million, or 38.2%, over Q3 2013, and an increase of $3.4 million, or 16.5%, over Q4 2012.

-	Probes revenue of $9.9 million, a decrease of $0.8 million, or 7.9%, from Q3 2013, and an increase of $0.2 million, or 2.4%, over Q4 2012.

-	Q4 2013 set a new revenue record for our Systems segment and includes $4.9 million in quarterly revenue related to current year acquisitions.

•	Gross margin of 45.5%, down from 47.6% in Q3 2013, and up from 43.0% in Q4 2012.

-	Q4 2013 cost of sales includes acquisition-related expenses of $0.5 million, or 1.4% of revenue, with no comparable expenses for either Q3 2013 or Q4 2012.

•	Income from operations of $2.2 million, an increase of $0.6 million, or 40.3%, from Q3 2013, and a decrease of $0.1 million, or 3.5%, from Q4 2012.

-	Q4 2013 operating expense includes acquisition-related and restructuring expenses of $0.4 million, compared to $0.6 million for Q3 2013, and no comparable expenses for Q4 2012.

-	Q4 2013 includes depreciation, amortization and stock-based compensation expenses of $2.1 million compared to $1.5 million for both Q3 2013 and Q4 2012.

•	Net income of $8.8 million, or $0.53 per diluted share, compared to $1.7 million, or $0.11 per diluted share, for Q3 2013, and $1.7 million, or $0.12 per diluted share, for Q4 2012.

-	Q4 2013 includes a net tax benefit of $6.6 million, or $0.40 per diluted share, related primarily to the release of valuation allowance on deferred tax assets. Net tax expense was near zero in Q3 2013 and $0.4 million, or $0.03 per diluted share, for Q4 2012.

-	Q4 2013 includes intangible amortization expenses of $0.6 million, or $0.03 per diluted share, related to our acquisition of Advanced Temperature Test Systems GmbH (ATT Systems) on October 1, 2013.

-	Q4 2013 includes $0.9 million, or $0.05 per diluted share, of previously mentioned acquisition-related and restructuring charges.

•	Adjusted EBITDAS of $5.2 million, compared to $3.7 million for Q3 2013, and $3.8 million for Q4 2012.

•	Quarterly book-to-bill ratio of 1.14 to 1.

Adjusted EBITDAS is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” below and the attached supplemental schedule for a reconciliation of GAAP to non-GAAP financial measures.

“We are very excited about 2014 based upon the results for the fourth quarter and the full year of 2013,” said Michael Burger, President and CEO. “Our historical products prior to recent acquisitions outperformed the semi-conductor capital equipment market this year, and we’ve accelerated our growth with the acquisitions closed in the second half of 2013. We set annual and quarterly records for revenue and bookings, while improving our profitability. The markets we serve have been expanded with the addition of Reliability Test Products and ATT Systems, together with our new product introductions that continue to gain traction. Finally, in the fourth quarter, our adjusted EBITDAS increased to 15.2% of revenue and reflects progress towards our success model of 20%. Cascade Microtech is well positioned as we enter 2014.”

Financial outlook

Based upon industry seasonality, and assuming consistent foreign currency rates, we are projecting revenue for the first quarter of 2014 to be in the range of $31.0 million to $34.0 million, with an adjusted EBITDAS in the range of $3.0 million to $5.0 million.

We will host a conference call beginning at 2:00 p.m. PST (5:00 p.m. EST) on Wednesday, February 5, 2014, to discuss our results for the quarter ended December 31, 2013.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. If you are interested in participating in the call, the live dial-in number is 877-546-5021 or international 857-244-7553, participant passcode: 56070753. A replay will be available after 6:00 p.m. PST (9:00 p.m. EST) at the same internet address. (For a telephone replay available after 6:00 p.m. PST (9:00 p.m. EST), dial: 888-286-8010, international: 617-801-6888, passcode: 13911804).

Forward-Looking Statements

The statements in this release regarding our financial outlook as to anticipated revenue and adjusted EBITDAS for the first quarter of 2014, demand for our new and existing products, our growth, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts,” and “continue” or other derivations of these or other comparable terms are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about our business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for our products; changes in product mix; potential delays and other factors affecting the timing of new product introductions; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; potential failure of expected market opportunities to materialize; changes in foreign exchange rates; our ability or delay in integrating acquired businesses; and other risks discussed from time to time in our Securities and Exchange Commission filings and reports, including our Annual Report on Form 10-K for the year ended December 31, 2012. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains Non-GAAP financial measures which are defined below and reconciled to GAAP financial measures in the attached supplemental schedule. Adjusted EBITDAS is defined as operating income from continuing operations before depreciation and amortization and stock-based compensation and certain other items (adjustments) such as restructuring, facility move and project costs, and acquisition-related expenses that we believe are not representative of our ongoing operating performance. Adjusted EBITDAS should not be construed as a substitute for net income from continuing operations or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as adjusted EBITDAS is not defined by GAAP. However, we regard adjusted EBITDAS as a complement to net income from continuing operations and other GAAP financial performance measures, including an indirect measure of operating cash flow.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in precision contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe cards, advanced thermal subsystems and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2012	2013	2012
Revenue	$34,035	$28,197	$30,368	$120,010	$112,963
Cost of sales	18,547	14,779	17,313	65,286	63,012

Gross profit	15,488	13,418	13,055	54,724	49,951

Operating expenses:
Research and development	3,061	2,750	3,022	10,961	11,017
Selling, general and administrative	10,223	9,097	7,749	36,430	31,377

	13,284	11,847	10,771	47,391	42,394

Income from operations	2,204	1,571	2,284	7,333	7,557

Other income (expense):
Interest income, net	4	18	26	44	52
Other, net	(27)	87	(240)	(296)	(801)

	(23)	105	(214)	(252)	(749)

Income before income taxes	2,181	1,676	2,070	7,081	6,808
Income tax expense (benefit)	(6,621)	(7)	380	(6,337)	709

Net income	$8,802	$1,683	$1,690	$13,418	$6,099

Net income per share:
Basic	$0.54	$0.12	$0.12	$0.91	$0.43
Diluted	$0.53	$0.11	$0.12	$0.89	$0.42
Shares used in computing net income per share:
Basic	16,173	14,453	14,223	14,792	14,182
Diluted	16,634	14,797	14,428	15,150	14,390

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$17,172	$17,927
Marketable securities	4,278	5,322
Restricted cash	1,082	1,069
Accounts receivable, net	26,518	21,087
Inventories	23,803	24,277
Deferred income taxes	2,268	218
Prepaid expenses and other	2,147	2,285

Total current assets	77,268	72,185
Fixed assets, net	6,403	8,271
Purchased intangible assets, net	16,937	1,610
Goodwill	14,471	990
Deferred income taxes	1,235	396
Other assets, net	1,116	1,828

	$117,430	$85,280

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,229	$5,900
Deferred revenue	1,474	3,526
Accrued liabilities	8,659	6,640

Total current liabilities	17,362	16,066
Deferred revenue	548	356
Other long-term liabilities	2,119	2,940

Total liabilities	20,029	19,362

Shareholders’ equity:
Common stock	108,070	91,039
Accumulated other comprehensive income (loss)	318	(716)
Accumulated deficit	(10,987)	(24,405)

Total shareholders’ equity	97,401	65,918

	$117,430	$85,280

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Reconcilation of GAAP and Non-GAAP Financial Measures

EBITDAS and Adjusted EBITDAS

(in thousands)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2012	2013	2012
Income from operations	$2,204	$1,571	$2,284	$7,333	$7,557
Adjustments:
Depreciation and amortization	1,661	1,146	1,222	5,183	4,629
Stock-based compensation	399	343	323	1,614	1,459

EBITDAS	$4,264	$3,060	$3,829	$14,130	$13,645

Adjustments:
Restructuring	115	—	—	227	—
Acquisition and acquisition related	779	627	—	1,406	—

Adjusted EBITDAS	$5,158	$3,687	$3,829	$15,763	$13,645

Reconcilation of Forward-Looking GAAP and non-GAAP Financial Measures

EBITDAS and Adjusted EBITDAS

(in thousands)

(unaudited)

	Three Months Ended March 31, 2014
	Low Range Guidance	High Range Guidance
Income from operations	$1,000	$3,000
Adjustments:
Depreciation and amortization	1,600	1,600
Stock-based compensation	400	400

EBITDAS	$3,000	$5,000

Adjustments:
Restructuring	—	—
Acquisition and acquisition related	—	—

Adjusted EBITDAS	$3,000	$5,000